Item 26. Exhibit (h) i. b.

AMENDMENT NO. 1

TO

SERVICES AGREEMENT

This Amendment No. 1 to the Services Agreement (the “Agreement”) dated as of October 25, 2012, by and among Waddell & Reed, Inc. (the “Distributor”), Massachusetts Mutual Life Insurance Company (the “Insurance Company”), and MML Distributors, LLC (the “Broker Dealer”) is effective as of April 1, 2014 (the “Effective Date”).

WHEREAS, the Insurance Company desires to amend the Agreement to reflect a change to its broker dealer.

NOW THEREFORE, in consideration of the premises and mutual covenants contained herein, the parties do hereby agree as follows:

1.	MML Strategic Distributors, LLC is made a party to the Agreement replacing MML Distributors, LLC as the broker dealer.

2.	Effective as of April 1, 2014, the term “Broker Dealer” in the Agreement defines MML Strategic Distributors, LLC.

In all other respects, the Agreement shall remain the same. All capitalized terms used herein and not otherwise defined shall have the meaning ascribed to such term in the Agreement.

IN WITNESS WHEREOF, each of the undersigned parties hereto has caused this Amendment No. 1 to be executed in its name and behalf by its duly authorized officer as of the Effective Date.

WADDELL & REED, INC.			MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By:	/s/ Thomas Butch	By:	/s/ Richard J. Byrne

	Thomas Butch		Richard J. Byrne
	Type Name		Type Name

Title:	President	Title:	Vice President

Date:	7/9/14	Date:

MML DISTRIBUTORS, LLC.		MML STRATEGIC DISTRIBTORS, LLC

By:	/s/ Melissa Millan	By:	/s/ Wendy Benson

	Melissa Millan		Wendy Benson
	Type Name		Type Name

Title:	Sr. Vice President	Title:	President

Date:	24 June 2014	Date:	6-23-2014

Ivy Funds